News

400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

New Brunswick, New Jersey, January 26, 2016 – Magyar Bancorp (NASDAQ: MGYR) (“Company”), parent company of Magyar Bank, reported today the results of its operations for the three months ended December 31, 2015.

The Company reported net income of $309,000 for the three months ended December 31, 2015, compared to net income of $182,000 for the three months ended December 31, 2014.

Basic and diluted earnings per share were $0.05 for the three months ended December 31, 2015, compared with basic and diluted earnings per share of $0.03 for the three months ended December 31, 2014.

“We are pleased to report a 69% increase in net income for the first quarter of 2016 compared to the same time period last year”, stated John Fitzgerald, President and Chief Executive Officer.  “Our continued improvement in our balance sheet, combined with identifying new, prudent lending opportunities has driven Magyar’s income growth over the past year, and we expect this momentum to continue throughout the remainder of our fiscal year.”

Results of Operations

Net income increased $127,000, or 70%, during the three-month period ended December 31, 2015 compared with the three-month period ended December 31, 2014 due to higher net interest and dividend income, lower provisions for loan loss, and higher other income. Partially offsetting these items were higher other expenses and income tax expense.

The Company’s net interest and dividend income increased $119,000 to $4.1 million for the quarter ended December 31, 2015 from $4.0 million for the quarter ended December 31, 2014. The Company’s net interest margin decreased 14 basis points to 3.19% for the quarter ended December 31, 2015 compared to 3.33% for the quarter ended December 31, 2014.

The yield on the Company’s interest-earning assets fell 13 basis points to 3.88% for the three months ended December 31, 2015 from 4.01% for the three months ended December 31, 2014 primarily due to the lower overall interest rate environment, and higher balances of interest earning deposits, which yield significantly lower rates than the Company’s other interest earning assets. The cost of interest-bearing liabilities increased 2 basis points to 0.85% for the three months ended December 31, 2015 from 0.83% for the three months ended December 31, 2014. The increase in the cost of interest-bearing liabilities was attributable to higher cost deposit balances.

Interest and dividend income increased $190,000 to $5.0 million for the three months ended December 31, 2015 from $4.8 million for the three months ended December 31, 2014. The increase was attributable to higher average balances of interest-earning assets, which increased $35.9 million, or 7.6%, offset by a lower yield on interest-earning assets, which declined 13 basis points to 3.88% for the quarter ended December 31, 2015 compared with the prior year period.

Interest expense increased $71,000, or 8.6%, to $892,000 for the three months ended December 31, 2015 from $821,000 for the three months ended December 31, 2014. The average balance of interest-bearing liabilities increased $25.5 million, or 6.5%, between the two periods, and the cost of such liabilities increased 2 basis points to 0.85% for the quarter ended December 31, 2015 compared with the prior year period.

The provision for loan losses was $178,000 for the three months ended December 31, 2015 compared to $420,000 for the three months ended December 31, 2014. Net recoveries were $36,000 for the three months ended December 31, 2015 compared to net charge-offs of $316,000 for the three months ended December 31, 2014.

During the three months ended December 31, 2015, the Bank reduced the carrying balance on two loans totaling $350,000 by $46,000 to the appraised fair value of collateral, net of estimated disposition costs, securing the loans. Offsetting these charge-offs were three partial recoveries of loans previously charged-off totaling $82,000 during the quarter.

Non-interest income increased $59,000, or 10.5%, to $621,000 during the three months ended December 31, 2015 compared to $562,000 for the three months ended December 31, 2014. The increase in non-interest income was attributable to higher service charges, which were $308,000 for the three months ended December 31, 2015 compared with $199,000 for the three months ended December 31, 2014. Loan prepayment penalties accounted for the increase.

During the three months ended December 31, 2015, non-interest expenses increased $174,000 to $4.1 million from $3.9 million for the three months ended December 31, 2014. Other real estate owned (“OREO”) expenses increased $271,000 due to valuation allowances established against the carrying values of three properties based on updated appraisals. Partially offsetting this decline were lower occupancy expenses, which decreased by $65,000 due to lower depreciation expense and warmer weather as well as lower professional fees, which decreased $56,000 due to lower legal fees.

The Company recorded tax expense of $193,000 on income of $502,000 for the three months ended December 31, 2015, compared to $74,000 on income of $256,000 for the three months ended December 31, 2014.

Balance Sheet Comparison

Total assets increased $20.9 million, or 3.8%, to $571.5 million during the three months ended December 31, 2015. The quarterly increase was attributable to higher cash and investment balances, which resulted from a $20.9 million increase in deposits.

At December 31, 2015, investment securities totaled $65.1 million, reflecting an increase of $6.5 million, or 11.0%, from September 30, 2015. The Company purchased five mortgage-backed securities totaling $9.9 million and one U.S. government-sponsored enterprise debt security totaling $2.0 million during the quarter. Offsetting the purchases was one available-for-sale investment security sale totaling $2.0 million for a gain of $39,000 and monthly repayments of mortgage-backed securities. Investment securities at December 31, 2015 consisted of $56.5 million in mortgage-backed securities issued by U.S. government agencies and U.S. government-sponsored enterprises, $5.0 million in U.S. government-sponsored enterprise debt securities, $3.0 million in corporate notes, and $667,000 in “private-label” mortgage-backed securities. There were no other-than-temporary-impairment charges for the Company’s investment securities for the three months ended December 31, 2015.

Total loans receivable decreased $3.9 million during the three months ended December 31, 2015 to $419.3 million and were comprised of $175.6 million (41.9%) in commercial real estate loans, $158.1 million (37.7%) in 1-4 family residential mortgage loans, $40.9 million (9.8%) in commercial business loans, $21.9 million (5.2%) in home equity lines of credit, $12.7 million (3.0%) in construction loans, and $10.1 million (2.4%) in other loans. Contraction in the portfolio during the quarter ended December 31, 2015 occurred primarily in 1-4 family residential mortgage loans, which decreased $11.6 million, offset by growth in construction loans, which increased $6.0 million.

Total non-performing loans increased by $740,000, or 12.5%, to $6.6 million at December 31, 2015 from $5.9 million at September 30, 2015. The ratio of non-performing loans to total loans was 1.6% at December 31, 2015 compared to 1.4% at September 30, 2015.

Included in the non-performing loan totals were 13 residential mortgage loans totaling $2.2 million, eight commercial loans totaling $4.2 million, and two home equity loans totaling $253,000.

The allowance for loan loss increased by $214,000 during the three months ended December 31, 2015 to $3,100,000. The increase during the quarter was attributable to additional provisions for the increase in non-performing loans and net loan recoveries received during the quarter.

The allowance for loan losses as a percentage of non-performing loans decreased to 46.7% at December 31, 2015 from 48.9% at September 30, 2015. Our allowance for loan losses as a percentage of total loans increased to 0.74% at December 31, 2015 from 0.68% at September 30, 2015. Future increases in the allowance for loan losses may be necessary based on possible future increases in non-performing loans and charge-offs, possible additional deterioration of collateral values, and the possible continuation or deterioration of the current economic environment.

Other real estate owned decreased $512,000, or 3.2%, to $15.7 million during the quarter ended December 31, 2015. The decrease was due to the sale of three properties totaling $416,000 for a loss of $9,000 and valuation allowances totaling $271,000. Offsetting the decrease in OREO was the foreclosure of one property totaling $148,000 and improvements totaling $48,000. The Company is determining the proper course of action for its other real estate owned, which may include holding the properties until the real estate market improves, selling the properties and completing partially completed homes for either rental or sale.

Total deposits increased $20.9 million, or 4.5%, to $487.2 million during the three months ended December 31, 2015. The inflow in deposits occurred in money market accounts, which increased $12.6 million, or 12.1%, to $116.2 million, interest-bearing checking accounts which increased $3.3 million, or 8.0%, to $44.8 million, savings accounts which increased $2.3 million, or 2.6%, to $92.5 million, non-interest checking accounts which increased $1.9 million, or 2.2%, to $89.8 million, and certificates of deposit (including individual retirement accounts) which increased $751,000, or 0.5%, to $143.9 million.

The Company held $11.5 million in brokered certificates of deposit at December 31, 2015 and September 30, 2015.

Federal Home Loan Bank of New York advances and securities sold under agreements to repurchase were unchanged at $31.6 million at December 31, 2015 and September 30, 2015.

The Company did not repurchase shares of its common stock during the three months ended December 31, 2015. Through December 31, 2015, the Company had repurchased 81,000 shares at an average price of $8.33 pursuant to the second stock repurchase plan, which has reduced outstanding shares to 5,819,494.

The Company’s book value per share increased to $8.05 at December 31, 2015 from $8.02 at September 30, 2015. The increase was due to the Company’s results from operations.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Magyar operates branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater, and Edison. Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended
	December 31,
	2015	2014

Income Statement Data:
Interest and dividend income	$5,002	$4,812
Interest expense	892	821
Net interest and dividend income	4,110	3,991
Provision for loan losses	178	420
Net interest and dividend income after
provision for loan losses	3,932	3,571
Non-interest income	621	562
Non-interest expense	4,051	3,877
Income before income tax expense	502	256
Income tax expense	193	74
Net income	$309	$182

Per Share Data:
Basic earnings per share	$0.05	$0.03
Diluted earnings per share	$0.05	$0.03
Book value per share, at period end	$8.05	$7.94

Selected Ratios (annualized):
Return on average assets	0.22%	0.14%
Return on average equity	2.63%	1.58%
Net interest margin	3.19%	3.33%

	December 31,	September 30,
	2015	2015
Balance Sheet Data:
Assets	$571,513	$550,566
Loans receivable	419,558	423,482
Allowance for loan losses	3,100	2,886
Investment securities - available for sale, at fair value	10,105	6,064
Investment securities - held to maturity, at cost	55,036	52,614
Deposits	487,164	466,269
Borrowings	31,594	31,594
Shareholders' Equity	46,875	46,670

Asset Quality Data:
Non-performing loans	$6,637	$5,897
Other real estate owned	15,680	16,192
Total non-performing assets	22,317	22,089
Allowance for loan losses to non-performing loans	46.71%	48.94%
Allowance for loan losses to total loans receivable	0.74%	0.68%
Non-performing loans to total loans receivable	1.58%	1.39%
Non-performing assets to total assets	3.90%	4.01%
Non-performing assets to total equity	47.61%	47.33%